Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies Prepares to Deploy EcaFlo(TM) Equipment in Hurricane Katrina Clean-Up Efforts

LITTLE RIVER, S.C.--(BUSINESS WIRE)--Nov. 1, 2005--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) announced today that it is preparing to provide EcaFlo(TM) equipment as a bacterial management mobile response unit for use in clean-up and environmental remediation in New Orleans, Louisiana. The Company previously provided an EcaFlo(TM) device to Water Systems Integrators to be used as a component of an integrated system in conjunction with providing drinking water for Hurricane Katrina victims. IEVM's equipment produces environmentally responsible biocides that are capable of being used in water treatment and remediation applications for bacteria control and surface applications for mold, fungi and other pathogens.

"Due to the important need for environmentally-friendly pathogen control in support of cleaning up the water-damaged News Orleans area, we are preparing EcaFlo(TM) units to send into the area for mobile, on-site disinfection in support of the recovery efforts there," said William E. "Bill" Prince. "As a result of the unprecedented number of hurricanes that have impacted the southern U.S., we are seeing growing demand for our EcaFlo(TM) equipment to be deployed in disaster recovery efforts. With anolyte solutions produced by our equipment, microorganisms are killed on contact, addressing one of the key issues in recovery operations."

About the EcaFlo(TM) Division of Integrated Environmental Technologies, Ltd.'s wholly owned operating subsidiary I.E.T., Inc.:

IET is licensed in the United States by Electro-Chemical Technologies Ltd. This division designs, markets, sells and assembles equipment under the EcaFlo(TM) Name Brand. This specially designed and built equipment produces reliable, environmentally friendly solutions, through the electro-chemical activation process (ECA) that effectively controls bacteria, viruses, fungi, and other microorganisms without harming the environment.

Forward-Looking Statements: The statements in this press release regarding the mobile disinfection system, future opportunities and any other effect, result or aspect of the operational device and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the completion of the mobile response unit, effectiveness of the treatment system, applicability of the Company's technology, costs, delays, and any other difficulties related to the Company's business plan, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, the Company's continuing relationship with its licensor and other partners, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

Integrated Environmental Technologies, Ltd.
William E. Prince, 843-390-2500
bill.prince@ietltd.net
www.ietltd.net
www.ietusa.net
or
CEOcast, Inc. for
Integrated Environmental Technologies Ltd.
Ed Lewis, 212-732-4300